EXHIBIT 99.1

Vince Holding Corp. Reports Third Quarter 2017 Results

NEW YORK, New York – December 7, 2017 – Vince Holding Corp. (NYSE:VNCE), a leading global luxury apparel and accessories brand (“Vince” or the “Company”), today reported unaudited results for the third quarter of fiscal 2017 ended October 28, 2017.

Brendan Hoffman, Chief Executive Officer, commented, “We are pleased with our results in the third quarter, which reflected double digit comparable store sales growth in both our full price stores and our eCommerce channel.  Customers responded favorably to our recent collections and to enhancements that we have made in both of these channels. In addition to the momentum we gained in our direct-to- consumer channel we also began to take steps to drive increased profitability in our wholesale segment by focusing on fewer department store partners.  Our teams have already begun to collaborate with the teams at Nordstrom and Neiman Marcus, and we are pleased with the progress that we are making thus far as we move towards our focused distribution arrangements.”

Mr. Hoffman continued, “As we look ahead, we will work to drive continued momentum in our direct-to-consumer business as well as to execute a more focused and profitable wholesale business.  We plan to accomplish this by further refining our merchandise offering, investing in marketing programs with a focus on building brand awareness and deepening customer engagement, and growing our retail and eCommerce presence.  Overall, we are excited about the inflection points in our business and we believe we are on the right track to deliver sustainable profitable growth over the long term.”

For the third quarter ended October 28, 2017:

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Net sales increased 4.1% to $79.1 million from $76.0 million in the third quarter of fiscal 2016.  Wholesale segment sales increased 3.5% to $53.0 million, primarily driven by an increase in off-price sales.  This was partially offset by the expected reduced sell-in to the full-price wholesale channel. Direct-to-consumer segment sales increased 5.3% to $26.1 million compared to the third quarter of fiscal 2016. Comparable sales increased 4.4%, including e-commerce sales, due to an increase in average unit retail.

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Gross profit was $36.7 million, or 46.4% of net sales, compared to gross profit of $38.0 million, or 50.0% of net sales, in the third quarter of fiscal 2016. Gross margin in the third quarter of fiscal 2017 was negatively impacted by higher product and supply chain costs, higher markdowns in the direct-to-consumer segment and one-time costs to execute the wholesale distribution strategy. This was partially offset by a decrease in the rate of sales allowances as well as reduced discounts in the off-price wholesale channel.

•

Selling, general, and administrative expenses were $31.4 million, or 39.7% of sales compared to $31.9 million, or 42.0% of sales, in the third quarter of fiscal 2016. The decline in SG&A dollars for the third quarter of fiscal 2017 was primarily the result of the non-recurrence of investments related to the transition of IT systems from last year, as well as savings associated with ending the Company’s consulting arrangement with its founders. This was partially offset by increased incentive compensation costs and investments related to the remediation and optimization of IT systems.

•	Operating income was $5.3 million compared to operating income of $6.1 million for the third quarter of fiscal 2016.

•

Net income was $3.5 million compared to $3.4 million for the third quarter of fiscal 2016.  The net income for the third quarter of fiscal 2017 includes a negligible benefit from income taxes due to the offsetting impact of the tax valuation allowance.  The net income for the third quarter of fiscal 2016 included a $1.5 million income tax provision.

•

Earnings per diluted share was $0.41 for the third quarter of fiscal 2017, based on 8.6 million diluted weighted average shares outstanding.  This compares to $0.68 per diluted share, based on 4.9 million diluted weighted average shares outstanding for the third quarter of fiscal 2016, on a reverse split adjusted basis.  On October 24, 2017, the Company separately announced the completion of its 1-for-10 reverse stock split, which reduced the number of outstanding share of the Company’s common stock by a factor of ten.  The increase in diluted weighted average shares outstanding is a result of the issuance of common stock in connection with the completion of the rights offering and related backstop commitment.

•	The Company ended the quarter with 55 company-operated stores, an increase of one store since the third quarter of fiscal 2016.

Balance Sheet

The Company ended the third quarter of fiscal 2017 with $5.7 million in cash and cash equivalents and $68.1 million of borrowings under its debt agreements.  The increase in borrowings under its debt agreements over the prior year period is due to net higher borrowings under the revolving credit facility, partially offset by a $9 million payment to the term loan facility using proceeds from the $30.0 million rights offering and related backstop commitment.

Net inventory at the end of the third quarter of fiscal 2017 was $51.4 million compared to $34.4 million at the end of the third quarter of fiscal 2016.  The increase in net inventory was primarily driven by the timing and growth of off-price shipments.

Capital expenditures for the third quarter of fiscal 2017 totaled $0.3 million.

2017 Third Quarter Earnings Conference Call

A conference call to discuss the third quarter results will be held today, December 7, 2017, at 8:30 a.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Brendan Hoffman, and Executive Vice President and Chief Financial Officer, David Stefko. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 235-5655, conference ID 4499578. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com/.

ABOUT VINCE

Established in 2002, Vince is a global luxury brand best known for utilizing luxe fabrications and innovative techniques to create a product assortment that combines urban utility and modern effortless style. From its edited core collection of ultra-soft cashmere knits and cotton tees, Vince has evolved into a global lifestyle brand and destination for both women’s and men’s apparel and accessories. As of October 28, 2017, Vince products were sold in prestige distribution worldwide, including approximately 2,400 distribution locations across more than 40 countries. With corporate headquarters in New York and its design studio in Los Angeles, the Company operated 41 full-price retail stores, 14 outlet stores and its e-commerce site, vince.com. Please visit www.vince.com for more information.

This press release is also available on the Vince Holding Corp. website (http://investors.vince.com/).

Forward-Looking Statements: This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and are indicated by words or phrases such as "may," "will," "should," "believe," "expect," "seek," "anticipate," "intend," "estimate," "plan," "target," "project," "forecast," "envision" and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to continue having the liquidity necessary to service our debt, meet contractual payment obligations (including amortization payments under the term loan as well as payments under the tax receivable agreement) and fund our operations; our ability to comply with the covenants under our credit facilities; our ability to successfully operate the newly implemented systems, processes, and functions recently transitioned from Kellwood Company; our ability to remediate the identified material weaknesses in our internal control over financial reporting; our ability to regain compliance with the continued listing standards of the New York Stock Exchange; our ability to ensure the proper operation of the distribution facility by a third party logistics provider recently transitioned from Kellwood; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, and customer service; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to control the level of sales in the off-price channels; our ability to manage excess inventory in a way that will promote the long-term health of the brand; changes in consumer confidence and spending; our ability to maintain projected profit margins; unusual, unpredictable and/or severe weather conditions; the execution and management of our retail store growth plans, including the availability and cost of acceptable real estate locations for new store openings; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; our ability to successfully implement our marketing initiatives; our ability to protect our trademarks in the U.S. and internationally; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; changes in global economies and credit and financial markets; competition; our ability to attract and retain key personnel; commodity, raw material and other cost increases; compliance with domestic and international laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification and other third-party coverage of any losses suffered in connection therewith; tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including under the heading "Item 1A—Risk Factors" in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Jean Fontana, 646-277-1200
Jean.fontana@icrinc.com

Vince Holding Corp. and Subsidiaries	Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data )

	Three Months Ended		Nine Months Ended
	October 28,	October 29,	October 28,	October 29,
	2017	2016	2017	2016
Net sales	$79,067	$75,973	$197,934	$204,320
Cost of products sold	42,400	38,015	110,120	110,717
Gross profit	36,667	37,958	87,814	93,603
as a % of net sales	46.4%	50.0%	44.4%	45.8%
Selling, general and administrative expenses	31,358	31,895	99,558	95,343
as a % of net sales	39.7%	42.0%	50.3%	46.7%
Income (loss) from operations	5,309	6,063	(11,744)	(1,740)
as a % of net sales	6.7%	8.0%	(5.9)%	(0.9)%
Interest expense, net	1,693	1,023	4,013	2,909
Other expense, net	113	191	116	379
Income (loss) before income taxes	3,503	4,849	(15,873)	(5,028)
(Benefit) provision for income taxes	(6)	1,469	42	(4,517)
Net income (loss)	$3,509	$3,380	$(15,915)	$(511)
Earnings (loss) per share:
Basic earnings (loss) per share	$0.41	$0.69	$(2.58)	$(0.11)
Diluted earnings (loss) per share	$0.41	$0.68	$(2.58)	$(0.11)
Weighted average shares outstanding:
Basic	8,610,869	4,928,744	6,166,219	4,541,966
Diluted	8,611,308	4,947,990	6,166,219	4,541,966

The accompanying financial statements give retroactive effect to the Reverse Stock Split for all periods presented, unless otherwise noted. The calculation of basic and diluted net earnings (loss) per share, as presented in the condensed consolidated statements of operations, have been determined based on a retroactive adjustment of weighted average shares outstanding for all periods presented.

Vince Holding Corp. and Subsidiaries	Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	October 28,	January 28,	October 29,
	2017	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$5,723	$20,978	$20,705
Trade receivables, net	31,278	10,336	16,613
Inventories, net	51,378	38,529	34,420
Prepaid expenses and other current assets	4,045	4,768	8,736
Total current assets	92,424	74,611	80,474
Property and equipment, net	38,799	42,945	46,097
Intangible assets, net	77,249	77,698	108,597
Goodwill	41,435	41,435	63,746
Deferred income taxes and other assets	2,816	2,791	97,429
Total assets	$252,723	$239,480	$396,343

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$15,717	$37,022	$23,790
Accrued salaries and employee benefits	5,045	3,427	2,738
Other accrued expenses	11,522	9,992	13,226
Current portion of long-term debt	9,000	—	—
Total current liabilities	41,284	50,441	39,754
Long-term debt	57,621	48,298	50,736
Deferred rent	15,927	16,892	16,795
Other liabilities	137,830	137,830	140,843
Stockholders' equity (deficit)	61	(13,981)	148,215
Total liabilities and stockholders' equity (deficit)	$252,723	$239,480	$396,343